Exhibit 99.1

   FREDERICK COUNTY BANCORP, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2006

    FREDERICK, Md., July 11 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended June 30, 2006, the Company recorded a net profit of $513,000 and diluted earnings per share of $0.34, as compared to the net profit of $400,000 and diluted earnings per share of $0.26 recorded for the second quarter of 2005. The Company earned $992,000 with diluted earnings per share of $0.65 for the first half of 2006 which compares favorably to the $916,000 in earnings and diluted earnings per share of $0.60 for the same period in 2005.

    The Company also reported that, as of June 30, 2006, assets stood at $226.7 million, with deposits of $208.7 million and loans of $164.0 million, representing increases of 19.1%, 19.7% and 10.4%, respectively, over the second quarter of 2005.

    The Company's wholly-owned subsidiary, Frederick County Bank (the "Bank"), was founded in 2001 and has two existing Frederick City branch offices at 30 West Patrick Street and 1595 Opossumtown Pike. The Bank's two new branch locations at 200 Commerce Drive in Walkersville and 6910 Crestwood Boulevard in Frederick are currently under construction and are expected to open in September 2006.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             07/11/2006
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com/
    (FCBI)